Exhibit 99.1

Contacts:               Michael H. Carrel

Executive Vice President and CFO

(952) 844-3113

mcarrel@ZAMBAsolutions.com

FOR IMMEDIATE RELEASE

ZAMBA SOLUTIONS ANNOUNCES RESULTS FOR 2003

Estimates 43% Revenue Growth and a Return to Profitability in Q1 2004

Receives Recognition from The Gartner Group for Exceptional Service Quality

MINNEAPOLIS – March 30, 2003 – ZAMBA Solutions (OTC BB: ZMBA) today announced its results for the fiscal fourth quarter and year-ended December 31, 2003.  Annual revenues before reimbursement of direct costs for 2003 were $9,096,000, compared to $10,184,000 for 2002.  Net income for the year was $1,743,000, or $0.04 per share, including a $2,603,000 gain on sales of a portion of our NextNet shares, compared to a net loss of $6,613,000, or $0.17 per share for 2002, including a $5,199,000 gain on sales of a portion of our NextNet shares.  Revenues for the fourth quarter before reimbursement of direct costs were $1,505,000 compared to $2,504,000 for the fourth quarter of 2002. Quarterly net loss was $859,000, or $0.02 per share for the fourth quarter of 2003, compared to a net income of $1,803,000 or $0.05 per share for the fourth quarter of 2002, including a $2,234,000 gain on sale of a portion of our NextNet shares.

Q1 2004 Guidance

The Company expects revenues before reimbursement of direct costs for the first quarter of 2004 to be approximately $2,150,000, up 43% from the fourth quarter of 2003.  Net income for the first quarter of 2004 is expected to be $0.02 per share, including a gain on sales of a portion of our NextNet shares of $0.02 per share.

Gartner Recognition for Exceptional Service Quality

The Company also announced it has recently received recognition for exceptional delivery and customer service capabilities from The Gartner Group by having the highest overall satisfaction rating of all vendors evaluated for the CRM Magic Quadrant.  Over 1,000 firms were evaluated, including such brand names as Accenture and IBM Global Services.

“While the fourth quarter did not produce the numbers that we forecasted, we have made a great deal of progress in the first quarter to get the company back to profitability,” said Norm Smith, President and Chief Executive Officer.  “We are also excited about our recent recognition by Gartner for our exceptional delivery and customer service capabilities and hope to leverage this in the market-place.”

About ZAMBA Solutions
ZAMBA Solutions is a premier customer care services company.  We help our clients be more successful in acquiring, servicing, and retaining their customers.  Having served over 300 clients, ZAMBA is focused on customer-centric services by leveraging best practices and best-in-class technology to enable insightful, consistent interactions across all customer touchpoints.

ZAMBA’s clients have included Best Buy, Canon, GE Medical Systems, Direct Energy Essential Home Services, Fleet Bank, Hertz, General Mills, Microsoft Great Plains, Nikon, Northrop Grumman, Symbol Technologies, Union Bank of California, and Volkswagen of America. The company has offices in Minneapolis, San Jose and Toronto. For more information, contact ZAMBA at www.ZAMBAsolutions.com or (800) 677-9783.

Safe Harbor Statement

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward looking statements. Factors that impact such forward looking statements include, among others, the growth rate of the marketplace for customer-centric solutions, our ability to develop skills in implementing customer-centric solutions, the ability of our partners to maintain competitive products, the impact of competition and pricing pressures from actual and potential competitors with greater financial resources, our ability to obtain large-scale consulting services agreements, our ability to fund our operations, client decision-making processes, changes in expectations regarding the information technology industry, our ability to hire and retain competent employees, possible changes in collections of accounts receivable, changes in general economic conditions and interest rates, and other factors identified in our filings with the Securities and Exchange Commission.

“ZAMBA Solutions” is a trade name under which Zamba Corporation conducts operations.

ZAMBA CORPORATION

SUMMARIZED CONSOLIDATED BALANCE SHEETS

(000’s omitted)

	December 31, 2003	December 31, 2002

ASSETS
Cash and cash equivalents	$699	$549
Accounts receivable, net	618	662
Unbilled receivables	79	470
Prepaid expenses and other current assets	108	507
Total current assets	1,504	2,188
Property and equipment, net	326	531
Other assets	57	102

TOTAL ASSETS	$1,887	$2,821

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Line of credit	$436	$298
Note payable	—	1,000
Current installments of long-term debt	—	266
Accounts payable	128	584
Accrued expenses	919	2,593
Deferred revenue	187	57
Deferred gain on sale of NextNet shares	783	25
Total current liabilities	2,453	4,823
Long-term debt, less current installments	—	164
Other long-term liabilities	—	164
Total liabilities	2,453	5,151

Common stock	389	388
Additional paid-in capital	86,080	86,060
Accumulated deficit	(87,035)	(88,778)
Total stockholders’ deficit	(566)	(2,330)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$1,887	$2,821

ZAMBA CORPORATION

SUMMARIZED CONSOLIDATED STATEMENTS OF OPERATIONS

(000’s omitted except for per share information)

	For the three months ended December 31,		For the year ended December 31,
	2003	2002	2003	2002
Revenues:
Professional services	$1,505	$2,504	$9,096	$10,184
Reimbursable expenses	162	230	921	915
Total revenues	1,667	2,734	10,017	11,099
Costs and expenses:
Project and personnel costs	1,222	1,590	5,705	9,366
Reimbursable expenses	162	230	921	915
Sales and marketing	332	168	1,161	1,750
General and administrative	772	1,116	3,156	7,291
Restructuring and unusual charges	—	—	—	3,321

Loss from operations	(821)	(370)	(926)	(11,544)

Other income (expense):
Gain on sale of NextNet shares	—	2,234	2,603	5,199
Interest income	—	—	—	12
Interest expense	(38)	(61)	(132)	(280)
Other income, net	(38)	2,173	2,471	4,931

Income (loss) before extraordinary item	(859)	1,803	1,545	(6,613)

Extraordinary gain from extinguishment of debt	—	—	198	—

Net income (loss)	$(859)	$1,803	$1,743	$(6,613)

Net income (loss) per share:
Basic	($0.02)	$0.05	$0.04	($0.17)
Diluted	($0.02)	$0.05	$0.04	($0.17)

Weighted average shares outstanding:
Basic	38,884	38,794	38,851	38,419
Diluted	38,884	38,794	41,320	38,419